INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement No. 33-93192 and Registration Statement No. 333-09731 of DenAmerica Corp. on Forms S-8, and the incorporation by reference in the Registration Statement No. 333-07019 of DenAmerica Corp. on Form S-3 of our report dated March 27, 1998, appearing in this Annual Report on Form 10-K of DenAmerica Corp. for the year ended December 31, 1997.



/s/ DELOITTE & TOUCHE LLP.
Phoenix, Arizona

April 13, 1998